Exhibit 10.30

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

AMENDMENT NO. 2 TO

ROYALTY AND REVENUE ASSIGNMENT AGREEMENT

This AMENDMENT NO. 2 TO ROYALTY AND REVENUE ASSIGNMENT AGREEMENT (this “Amendment”) is made as of March 18, 2026, by and among Akston Biosciences Corporation, a Delaware corporation (the “Company”), and the Assignees. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the RRAA (as defined below).

WHEREAS, pursuant to Section 8.4 of that certain Royalty and Revenue Assignment Agreement, dated as of November 7, 2025, as amended by that certain Amendment No. 1 to Royalty and Revenue Assignment Agreement, dated as of February 11, 2026 (the “RRAA”), the RRAA may be amended, modified or supplemented only in a writing signed by the Company and the Assignees representing a majority in interest of the Royalty Interest and Revenue Interest held by all Assignees (the “Majority-in-Interest”).

WHEREAS, the Company and the Assignees party hereto, constituting at least the Majority-in-Interest, desire to amend the RRAA in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     AMENDMENTS TO THE RRAA.

a)	The following ARTICLE IX is hereby inserted immediately after Section 8.14 of the RRAA:

“ARTICLE IX

ALTERNATIVE TRANSACTION

SECTION 9.1.     Alternative Transaction and Replacement RRAA.

(a)	In the event that, for any reason, (i) the License Agreement is no longer in effect or has been terminated by either the Company or Licensee resulting in the rights in, and to, the Licensed Intellectual Property reverting to the Company, and (ii) the Company subsequently enters into a license, collaboration or similar agreement with a third party other than Licensee (such third party a “New Licensee”) on or prior to December 31, 2026 (the “Outside Date”) granting such New Licensee substantially similar exclusive license rights as granted to Licensee under the License Agreement (an “Alternative Transaction License”), subject to the terms of this Agreement, the Company and the Assignees shall, on the terms and conditions set forth in the Term Sheet in Schedule A hereto and subject to the terms set forth herein, enter into a new Royalty and Revenue Assignment Agreement that supersedes the RRAA (the “Replacement RRAA”) subject to a good faith negotiation between the Company and the Assignees of the full terms of such Replacement RRAA relating to the Alternative Transaction License. The obligations of the parties to enter into a Replacement RRAA shall expire if an Alternative Transaction License is not entered into by the Company prior to the Outside

Date. The Outside Date may be amended by mutual agreement of the Company and the Majority-in-Interest.

(b)	For a reasonable period not to exceed sixty (60) days (or such longer period as the parties may agree) (the “Replacement RRAA Negotiation Term”), the Company and the Assignees agree to negotiate in good faith to establish the full terms of a Replacement RRAA. The Replacement RRAA will contain substantially similar terms to this Agreement, including the minimum terms set forth on Schedule A hereto.

(c)	In the event the Board of Directors of the Company and/or the Licensee approve(s) the termination of the License Agreement (a “License Agreement Termination”), then each Assignee hereby agrees that (i) if such termination requires shareholder approval, with respect to all shares of capital stock of the Company and/or Licensee, as applicable, that such Assignee owns or over which such Assignee otherwise exercises voting power, to vote all shares in favor of, and approve, such License Agreement Termination and to execute and deliver all related documentation and take such other action in support of the License Agreement Termination as shall reasonably be requested by the Company and/or Licensee, as applicable, and (ii) to refrain from exercising any dissenters’ rights with respect to such License Agreement Termination or asserting any claim or commencing, joining or participating in any way (including, without limitation, as a member of a class) in any action, suit or proceeding challenging the License Agreement Termination, this Agreement, consummation of the transactions contemplated in connection with the License Agreement Termination or this Agreement, including, without limitation, (x) challenging the validity of, or seeking to enjoin the operation of, the definitive agreement(s) with respect to such License Agreement Termination or (y) alleging a breach of any fiduciary duty (including, without limitation, aiding and abetting a breach of any fiduciary duty) by the directors of the Company and/or Licensee, as applicable, in connection with the License Agreement Termination or any action taken thereby with respect to such License Agreement Termination; provided, however, that this Section 9.1(b) shall remain subject to, in all respects, with respect to any Alternative Transaction License, the Company entering into a Replacement RRAA with at least such minimum terms as set forth on Schedule A hereto.”

b) A new Schedule A is hereby added to the RRAA in the form of Schedule A hereto.

2.	EFFECTIVE DATE. This Amendment shall be deemed effective as of the date first set forth above.

3.	AMENDMENT. Except as expressly provided herein, neither this Amendment nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Amendment and signed by the Company and the Majority-in-Interest.

4.	GOVERNING LAW. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.	SUCCESSORS AND ASSIGNS. This Amendment shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

6.	REFERENCE TO AND EFFECT ON RRAA. On or after the date hereof, each reference in the RRAA to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the RRAA as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the RRAA, and a reference to the RRAA in any such instrument or document shall be deemed a reference to the RRAA as amended hereby. Except as specifically amended above, the RRAA shall remain in full force and effect and is hereby ratified and confirmed.

7.	SEVERABILITY. If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment, and such court will replace such illegal, void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amendment shall be enforceable in accordance with its terms.

8.	TITLES. The titles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

9.	COUNTERPARTS. This Amendment may be executed in any number of counterparts, by hand or exclusively electronic signature, each of which shall be enforceable against the parties hereto and other parties to the RRAA, and all of which together shall constitute one instrument.

10.	NO THIRD PARTY BENEFICIARIES. This Amendment is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

11.	EXECUTION AND DELIVERY. A telecopy, PDF, or other reproduction of this Amendment may be executed by one or more parties and delivered by such party by e-mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties hereto agree to execute and deliver an original of this Amendment as well as any telecopy, PDF, or other reproduction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective representatives thereunto duly authorized as of the date first above written.

COMPANY :

AKSTON BIOSCIENCES CORPORATION

By:	/s/ Todd Zion
Name: Todd C. Zion
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective representatives thereunto duly authorized as of the date first above written.

ASSIGNEE:

By:	/s/ Todd Zion
Name: Todd C. Zion

By:	/s/ Willard Umphrey
Name: Willard Umphrey

STUART B. ABELSON 2012 IRREVOCABLE TRUST

By:	/s/ Annalee Abelson
Name: Annalee Abelson
Title: Trustee

By:	/s/ Peter Miller
Name: Peter Miller
Title: Trustee

T C CANNON PROPERTIES, LLC

By:	/s/ Thomas C. Cannon
Name: Thomas C. Cannon
Title: Manager

AHI/SC2 ASSOCIATES, LLC

By:	/s/ Robyn Davis
Name: Robyn Davis
Title: Manager

Schedule A

Assigned Receivables	Up to $*** in the aggregate of:
- (i) ***% of any license issue fee and license revenue payments that become due and payable to the Company pursuant to an Alternative Transaction License; and
- (ii) ***% of royalties on net sales of the Licensed Product in the field of use that become due and payable to the Company pursuant to an Alternative Transaction License.

For the sake of clarity, Assigned Receivables shall not include any Excluded Receivables.

After $*** million has been paid to the Assignees, Assignees shall be entitled to additional payments to be made as follows:
- ***% of any license issue fee and license revenue payments that become due and payable to the Company pursuant to an Alternative Transaction License, subject to substantially similar reductions as the License Agreement; and
- ***% of any royalties on net sales of the Licensed Product in the field of use that become due and payable to the Company pursuant to an Alternative Transaction License.

The Company shall undertake commercially reasonable efforts to maintain the same definitions of Net Sales, Revenue, Sublicense Revenue Payments, Royalties, Required Reductions and Field of Use as the License Agreement in any Alternative Transaction License, subject to good faith negotiations with New Licensee. License revenue, as applicable to the Alternative Transaction License, is expected to include all revenue, including any license or sublicense revenue, payable to the Company under the Alternative Transaction License (but excluding royalties on Net Sales of the Licensed Product).

Excluded Receivables	Consistent with existing RRAA and License Agreement
Deductions	The Company shall be able to deduct, consistent with current RRAA and License Agreement, up to the first $*** million of all payments payable to the Company by Licensee described as Excluded Receivables in the existing RRAA Agreement, before applying the split above, treating such amounts as allowable expenses to the Company.

Pro Rata Share	Assignees shall be entitled to the same Pro Rata Share as current entitlements as of the date of the Amendment.